                                                                    Exhibit 99.1

                                      Genentech Contacts:
                                      Media - Megan Pace (650) 467-7334
                                      Investors - Diane Schrick (650) 225-1599

                                      Alkermes Contacts:
                                      Investors: Rebecca Peterson (617) 583-6378
                                      Media: Barbara Yates (617) 583-6321


FOR IMMEDIATE RELEASE

             GENENTECH AND ALKERMES ANNOUNCE DECISION TO DISCONTINUE
                     COMMERCIALIZATION OF NUTROPIN DEPOT(R)

SOUTH SAN FRANCISCO, CA AND CAMBRIDGE, MA -- JUNE 1, 2004 -- Genentech, Inc. (NYSE: DNA) and Alkermes, Inc. (Nasdaq: ALKS) today announced their decision to discontinue commercialization of Nutropin Depot(R) (somatropin [rDNA origin] for injectable suspension). The decision is based on the significant resources required by both companies to continue manufacturing and commercializing the product.

Nutropin Depot, approved in 1999 by the U.S. Food and Drug Administration as a treatment for growth hormone deficiency in pediatric patients, is a long-acting form of Genentech's human growth hormone using Alkermes' ProLease(R) injectable extended-release drug delivery system. Alkermes performs the manufacturing operations that convert Genentech's bulk product somatropin (somatropin [rDNA origin] for injectable suspension) into the long-acting dosage form. Genentech markets the product as Nutropin Depot in the United States.

"We are committed to patients who require growth hormone therapy and will continue to provide options with our current Nutropin line," commented Susan Hellmann, MD, MPH, president, Product Development at Genentech. "We will collaborate with physicians and the endocrine community over the next several weeks to ensure existing Nutropin Depot patients are informed and transitioned appropriately. Our goal is to work to ensure that patients' therapies are not disrupted during the transition."

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Eighteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes 13 biotechnology products in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The company's lead commercial product, Risperdal(R) Consta((TM)) [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Jannsen, a division of Johnson & Johnson. The company's lead proprietary product candidate, Vivitrex(R) [(naltrexone) long-acting injection], is a once-a-month injection for the treatment of alcohol dependence. Alkermes has a pipeline of extended-release injectable and pulmonary drug products based on its proprietary technology and expertise. The company's headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

                                       ###


                                  Page 2 of 2